                                                                      EXHIBIT 8

February 12, 1999


Northern Border Partners, L.P.
1400 Smith Street
Houston, Texas 77002

Gentlemen:

          We have acted as counsel to Northern Border Partners, L.P., a Delaware limited partnership (the "Partnership"), in connection with the offer and sale of units representing limited partner interests in the Partnership (the "Common Units") pursuant to a Registration Statement on Form S-3 (the "Registration Statement") filed with the SEC under the Securities Act of 1933 (File No. 333-_____). Capitalized terms not defined herein shall have the meanings ascribed to them in the Amended and Restated Agreement of Limited Partnership of Northern Border Partners, L.P. (the "Partnership Agreement"), the form of which has been filed as an exhibit to the Registration Statement.

          The Partnership owns a 70.0% general partner interest in Northern Border Pipeline Company ("Northern Border Pipeline"), a Texas general partnership engaged in pipeline transportation of natural gas. The Partnership's interest in Northern Border Pipeline is held through the Northern Border Intermediate Limited Partnership, a Delaware limited partnership (the "Intermediate Partnership"). Unless the context otherwise requires, references to Partnership are references to both the Partnership and the Intermediate Partnership.

          You have requested our opinion that (i) each of the Partnership and Northern Border Pipeline will be classified as a partnership for federal income tax purposes and (ii) each Limited Partner and each beneficial owner of Common Units will be treated as a partner of the Partnership for federal income tax purposes. In addition, you have asked us to review the description of the principal federal income tax consequences that should arise from the purchase, ownership and disposition of Common Units found in the "Tax Considerations" section of the Registration Statement.

          In connection with the foregoing request, the Partnership and the General Partners have made the following representations with respect to the Partnership and Northern Border Pipeline:

          (a) Neither the Partnership nor Northern Border Pipeline will elect to be treated as an association taxable as a corporation;

          (b) The Partnership has been and will continue to be operated in accordance with (i) all applicable partnership statutes, (ii) the Partnership Agreement, and (iii) the description thereof in the Registration Statement;

          (c) Except as otherwise required by section 704 of the Code and regulations promulgated thereunder, the General Partners will have, in the aggregate, an interest in each material item of income, gain, loss, deduction or credit of the Partnership equal to at least 1.0% at all times during the existence of the Partnership;

          (d) The General Partners will maintain, in the aggregate, a minimum capital account balance in the Partnership equal to 1.0% of the total positive capital account balances of the Partnership;

          (e) For each taxable year, less than 10.0% of the gross income of the Partnership will be derived from sources other than (i) the exploration, development, production, processing, refining, transportation or marketing of any mineral or natural resource including oil, gas or products thereof, and naturally occurring carbon dioxide or (ii) other items of "qualifying income" within the meaning of section 7704(d) of the Code.

          (f) Northern Border Pipeline has been and will continue to be operated in accordance with the Texas Revised Uniform Partnership Act and the Northern Border Pipeline Partnership Agreement.

          Based upon the foregoing representations and covenants, the General Partners' continued participation (or the participation of another party satisfying the foregoing representations and covenants) as general partners of the Partnership and the Code, existing regulations thereunder, published rulings and judicial decisions currently outstanding, it is our opinion that (i) each of the Partnership and Northern Border Pipeline will be classified as a partnership for federal income tax purposes, and (ii) each Limited Partner and each beneficial owner of Common Units will be treated as a partner of the Partnership for federal income tax purposes. As used in this opinion, the term "beneficial owner of Common Units" refers to (a) the assignees of Common Units who have executed and delivered Transfer Applications and are awaiting admission as Limited Partners, and (b) unitholders of the Partnership whose

Common Units are held in street name or by another nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their Common Units.

          In addition, we have reviewed the description of the principal federal income tax consequences of the purchase, ownership and disposition of Common Units contained in the "Tax Considerations" section of the Registration Statement and, except as otherwise noted therein, all statements contained in such description relating to matters of law and legal conclusions reflect our opinion.

          Finally, based on our review of the Registration Statement, we have concluded that the "Tax Considerations" section of the Registration Statement addresses all material tax consequences to the Partnership's Unitholders who are individual citizens or residents of the United States.

          We are rendering this opinion as of the time the Registration Statement becomes effective. We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. This consent does not constitute an admission that we are "experts" within the meaning of such term as used in the Securities Act of 1933.

                                           Very truly yours,



                                           VINSON & ELKINS L.L.P.